Exhibit 10.1

October 10, 2022

Michael Noonan

Dear Michael,

Tripadvisor LLC, a Delaware limited liability company (the “Company”), is pleased to extend you this offer of employment as Senior Vice President, Chief Financial Officer of Tripadvisor, Inc., a Delaware corporation (“Tripadvisor”) and its subsidiaries, which includes the Company, subject to the terms and conditions of employment described in this employment letter agreement (this “Letter Agreement”). This offer may be accepted by countersigning where indicated at the end of this letter. This offer is contingent on satisfactory references, your satisfactory completion of our standard background check and on you being legally authorized to work in the United States, as required under federal law. Until you have received verification from the Company that the background check contingencies described in this paragraph have been met, we advise you not to resign from your current position.

We are excited about the contributions that we expect you will make to the success of the Company and would like your employment to begin as soon as possible. Accordingly, we and you mutually agree to a start date no later than October 31, 2022 (the “Start Date”). You will report to Matt Goldberg, President and Chief Executive Officer. Your principal place of employment shall be the Company’s Needham, Massachusetts headquarters, although we understand that you may work in other locations at times, subject to agreement between you and the President and Chief Executive Officer.

Duties and Extent of Service. As Senior Vice President, Chief Financial Officer for the Company, you will have responsibility for performing those duties as are customary for, and are consistent with, such position, as well as those duties as the Company may from time to time designate. You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company. You will be expected to devote your full business time and effort to the business and affairs of the Company.

Compensation. In consideration of your employment with the Company, the Company will pay you a base salary of $525,000 per year, which equates to approximately $20,192 dollars bi-weekly, representing payment for all hours worked by you for the Company, less applicable taxes and withholding, payable in accordance with the Company’s standard payroll practices.    You will not be eligible for a merit increase until 2024.

400 1st Avenue
Needham, MA 02494
+781 800 5000	tripadvisor.com

You will also be eligible for an annual target bonus opportunity of 80% of your base salary, less applicable taxes and withholding, subject to the achievement of individual and company objectives. These objectives are set unilaterally by the Company as part of its management authority and are subject to change at any time. If you begin employment with us between January 1 and October 31, you will be eligible to earn a pro-rated bonus based on the length of time that you have been employed with the Company during this calendar year. For 2022, your pro-rated bonus will be paid out at no less than $100,000, less applicable taxes and withholding. The Company may make adjustments in the targeted amount of your annual bonus in its discretion. Except for your pro-rated bonus for 2022, whether the bonus is awarded and in what amount is at the sole discretion of the Company. Eligibility is contingent upon your employment by the Company at the time of the Company’s payout. Further eligibility requirements not in conflict with this Letter Agreement may be governed by plans and policies concerning the payment of incentive compensation as may be in effect from time to time.

Sign-on Bonus: In addition, in consideration of your acceptance of the attached Non-Disclosure, Developments and Non-Competition Agreement, we are pleased to offer you a one-time lump sum sign-on bonus of $400,000. This amount will be paid to you in or around January 2023. The sign-on bonus is contingent on you remaining employed with the Company through the payment date. Please note that this sign-on bonus will be reported as income to you and payroll taxes will be withheld. Should your employment with the Company terminate prior to the first anniversary of the Start Date, other than due to your death, by you for Good Reason (as defined below in the paragraph entitled “Severance”) or by the Company not for Cause (as defined in the ESP (as defined below)), you will be required to repay the Company the full sign-on bonus.

In the event of such repayment obligation, and to the maximum extent permitted by applicable law, you hereby authorize and direct the Company to deduct as a valid set-off of wages, any amount of the sign-on bonus and/or relocation bonus owed from your final wages and any accrued and unused vacation pay, any performance bonus/incentive compensation, outstanding expense report, and/or any other payments or compensation otherwise owed to you by the Company. Notwithstanding the foregoing, your final paycheck will not be reduced below the applicable minimum wage. If the full amount cannot be deducted from your final paycheck, you expressly agree to pay back any amounts needed to fully reimburse the Company within thirty (30) days of your termination.

New Hire Grant. In consideration of your acceptance of the attached Non-Disclosure, Developments and Non-Competition Agreement, on your Start Date, the Company will grant you an award of performance-based restricted stock units (“PSUs”) with respect to shares of common stock of Tripadvisor, Inc. par value $0.001 (“Shares”). The number of PSUs granted will be determined based on an award value of $916,667 divided by the accounting cost of the award, which will be determined by the Monte-Carlo value on the date of grant, rounded down to the nearest whole Share.

The PSUs will vest on the third anniversary of the grant date (“PSU Vesting Date”), with respect to 25% of the PSUs if the Reference Price is equal to or greater than $35.00 but less than $45.00, 50% of the PSUs if the Reference Price is equal to or greater than $45.00 but less than $55.00 and 100% of the PSUs if the Reference Price is equal to or greater than $55.00, subject to your remaining employed through the PSU Vesting Date. For the purposes of the PSUs, “Reference Price” means a volume weighed average price of a Share as reported on Bloomberg (or equivalent wire service) over a thirty (30) trading-day period (“30-day VWAP”) between the first anniversary of the grant date and the PSU Vesting Date. For purposes of clarity, the Reference Prices are binary with no interpolation. Upon the occurrence of a Change in Control (as defined in the Tripadvisor, Inc. 2018 Stock and Annual Incentive Plan (the “2018 Plan”)), the Reference Price performance condition shall be deemed met at 100%.

In consideration of your acceptance of the attached Non-Disclosure, Developments and Non-Competition Agreement, on your Start Date, the Company will also grant you an award of restricted stock units (“RSUs”) with respect to Shares and an award of options to purchase Shares (the “Options”). The number of RSUs granted will be determined based on the award value of $916,667 divided by the closing price of a Share on the date of grant, rounded down to the nearest whole number. The number of Options granted will be determined by dividing the award value of $916,667 by the Black-Scholes value of an Option (as determined by the Company, in its discretion, using the closing price of a Share on the date of grant), rounded down to the nearest whole number. The Options will have an exercise price per Share equal to the closing price of a Share on the date of grant. Both RSU and Option awards will vest 25% on the first anniversary of the grant date, and 6.25% will vest quarterly thereafter, subject to earlier forfeiture in the event of your separation of employment for any reason by you or by the Company.

These are one-time grants of PSUs, RSUs and Options under the 2018 Plan. You will receive additional information, including how you can access an electronic copy of the 2018 Plan and equity agreement, which will govern the terms of the PSUs, RSUs and Options. In the event of any conflict or ambiguity between this letter and the 2018 Plan or your equity agreement, the 2018 Plan and the equity agreement will govern.

The present section is limited to the one-time grants as indicated in this section, and in no way can be interpreted as the Company’s commitment to additional awards. The above indication is for information purposes only and does not incorporate any provisions of the 2018 Plan and/or your equity agreement into the present contract. Tripadvisor, Inc. reserves the right to change the terms of the 2018 Plan at its sole discretion from time to time.

Annual Equity Grant Target. In your role as Senior Vice President, Chief Financial Officer, you are eligible to receive an annual equity grant (“Annual Grant”). The target grant value of your Annual Grant beginning in 2023 shall be $2,750,000, with the actual amount of the Annual Grant awarded at the discretion of the Compensation Committee of the Board of Directors of Tripadvisor, Inc. (the “Compensation Committee”). Vesting of the Annual Grant may be subject to the achievement of individual and Company objectives. The Annual Grant may be comprised of a mix of restricted stock units, stock options, and other forms of equity awards properly authorized for use by Tripadvisor, and which may change from year to year, provided that such mix shall be consistent with other similarly-situated executives of the Company. Ongoing Annual Grants are subject to approval by the Compensation Committee and shall be granted in accordance with the Company’s annual equity grant program, which may be amended from time to time. Your target grant value shall be reviewed at least annually, beginning in 2024, by the Compensation Committee and may be adjusted based on prevailing market practices.

Severance. You will be eligible to participate in the Tripadvisor, Inc. Executive Severance Plan (“ESP”). Under the terms of the ESP, you will be eligible to receive certain severance benefits under certain circumstances, including the involuntary termination of your employment by the Company without Cause, and in connection with a Change in Control, the involuntary termination of your employment by the Company without Cause or resignation by you for Good Reason, as each of the foregoing terms is defined in the ESP. The foregoing is intended only as an informational summary of the ESP, and the Company reserves the right to modify the terms of the ESP in its sole discretion at any time.

In addition to the terms set forth in the ESP, you will be eligible for severance benefits pursuant to Section 3.1 thereof in the event that you resign for Good Reason not in connection with a Change in Control, provided that such severance benefits shall be subject to the provisions of Section 10.1 thereof, provided, further, that for purposes of this sentence, “Good Reason” shall mean, without your prior written consent: (A) a reduction in your base salary or target cash bonus (other than pursuant to a pay decrease or target decrease that impacts similarly-situated executives of the Company) or (B) a reporting change to an officer of the Company below Chief Executive Officer. In order to invoke a termination of employment for Good Reason as defined herein, you must provide written notice to the Company of the existence of one or more of the conditions described in clauses (A) or (B) within ninety (90) days following your knowledge of the initial existence of such condition or conditions, and the Company shall have thirty (30) days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the Cure Period, you must terminate employment, if at all, within ninety (90) days following the Cure Period in order for such termination of employment to constitute a termination of employment for Good Reason. The benefit described above is contingent upon your signing and not revoking a separation agreement and general release agreement in a form substantially similar to that used by the Company for senior executives of the Company, and your compliance with the material terms of your Non-Disclosure, Developments and Non-Competition Agreement.

Benefits. As a regular, full-time employee, you will be eligible to participate in the employee benefit program that the Company offers to its employees in comparable positions, which currently include Health, Dental, Life and Disability Insurance, matching 401(k) Plan, and Sick Time, subject to plan terms and generally applicable Company policies. As part of your benefits program, you are entitled to accrue up to fifteen (15) days of paid vacation, which is pro-rated based on your start date. Descriptions of the Company’s benefits will be available upon request. The Company retains the right to amend, modify, or cancel any benefits program. Where a particular benefit is subject to a formal plan (for example, medical insurance or 401(k)), eligibility to participate in and receive any particular benefit is governed solely by the applicable plan document.

Nondisclosure, Developments and Non-Competition. As part of your employment with the Company, you will be exposed to, and provided with, valuable confidential and/or trade secret information concerning the Company and its present and future business plans and operations. As a result, in order to protect the Company’s substantial investment of time and money in the creation and maintenance of its confidential information and good-will with its customers, clients, and collaborators, your offer of employment, the new hire equity grant, and sign-on bonus are contingent upon your signing the Company’s standard Non-Disclosure, Developments and Non-Competition Agreement (the “Agreement”) and your continued willingness to abide by its terms. The Agreement also contains post-employment restrictive covenant provisions. A copy is attached to this Letter Agreement as Exhibit A.

By the same token, the Company expects you to abide by and honor the terms of any agreements you may have with your present or prior employers. By signing below, you confirm that you are not subject to any employment or consulting agreements (including without limitation a non-competition, customer non-solicitation, confidentiality or other similar provision) that would prevent you from fulfilling, or otherwise affect the performance of your job duties for the Company.

Also, just as the Company regards the protection of our confidential information as a matter of great importance, we also respect that you may have an obligation to your present and/or prior employers to safeguard the confidential information of those companies. The Company respects these obligations, and expects you to honor them as well. To that end, we expect that you have not taken any documents or other confidential information from your employer. Further, we want to make it perfectly clear you should not bring with you to the Company, or use in the performance of your duties for our Company, any proprietary business or technical information, materials or documents of a former employer, or otherwise disclose or use any former employer’s confidential information.

At Will Employment. Please note that this Letter Agreement is not a contract of employment for any specific or minimum term and that the employment the Company offers you is terminable at will. This means that either you or the Company may terminate the employment relationship, at any time, for any reason, with or without Cause or notice. The at-will nature of the relationship may not be modified except by a formal written employment contract signed by an officer of the Company and expressly stating the Company’s intent to modify the at-will nature of your employment.

Indemnification. The Company shall indemnify you, to the full extent permitted under the Company’s Certificate of Incorporation and By-Laws and pursuant to any other agreements or policies in effect from time to time, in connection with any action, suit or proceeding to which you may be made a party by reason of you being an officer, director or employee of the Company, Tripadvisor or any of their affiliates.

Governing Law; Waiver of Jury Trial. The terms and conditions of this Letter Agreement and your employment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflicts of laws principles thereof, except that any rights or obligations established or conferred by the wage-hour or discrimination laws of the state where you primarily reside shall be governed by the laws of that state. In addition, you acknowledge and agree that any action or claim initiated by the Company concerning this Letter Agreement or your employment shall be exclusively brought in a court of competent jurisdiction in Massachusetts, and you agree to be subject to the personal jurisdiction and venue of the Massachusetts courts. Finally, where permitted by law, you agree that any dispute relating to this Letter Agreement or your employment shall be resolved in a court of competent jurisdiction by a judge alone, and you waive and forever renounce your right to a trial before a civil jury.

Exception As to California Employees. As to employees who primarily reside and work in California and have any dispute involving any claim or controversy arising in California, this paragraph shall apply (and not the preceding paragraph), and any such dispute shall be resolved in a court or other appropriate forum with competent jurisdiction located in California, and such dispute shall be construed in accordance with the laws of The State of California.

Entire Agreement; Amendment. This Letter Agreement (together with the Nondisclosure, Developments and Non-Competition Agreement contemplated hereby) sets forth the sole and entire agreement and understanding between the Company and you with respect to the specific matters contemplated hereby. No prior agreement, whether written or oral, shall be construed to change or affect the operation of this Letter Agreement in accordance with its terms, and any provision of any such prior agreement which conflicts with or contradicts any provision of this Letter Agreement is hereby revoked and superseded. This Letter agreement may be amended or terminated only by a written instrument executed both by you and the Company.

We are excited to have you on the team! Please indicate your acceptance of this offer and the terms and conditions thereof by signing both this Letter Agreement and Exhibit A.

Sincerely,

Tripadvisor LLC

By:	/s/ Matt Goldberg
Name:	Matt Goldberg
Title:	Chief Executive Officer

I hereby acknowledge that I have had a full and adequate opportunity to read, understand and discuss the terms and conditions contained in this letter agreement prior to signing hereunder.

Accepted and agreed by:

/s/ Michael Noonan
Michael Noonan

October 10, 2022
Date